Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 212 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated January 23, 2017, relating to the financial statements and financial highlights, which appear in Loomis Sayles Dividend Income Fund’s, Loomis Sayles Global Growth Fund’s, Loomis Sayles Senior Floating Rate and Fixed Income Fund’s, and Vaughan Nelson Select Fund’s Annual Reports on Form N-CSR for the year ended November 30, 2016. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 24, 2017